Exhibit 10.25

June 30, 2015

ROCK-TENN COMPANY 504 Thrasher Street Norcross, Georgia	MEADWESTVACO CORPORATION 501 South 5th Street Richmond, Virginia 23219-0501

John A. Luke, Jr.
501 South 5th Street
Richmond, Virginia 23219-0501
Dear Mr. Luke:
Reference is made to (i) the Second Amended and Restated Business Combination Agreement (“BCA”), dated as of April 17, 2015, by and among Rome-Milan Holdings, Inc., MeadWestvaco Corporation (“MWV”), Rock-Tenn Company (“RKT”), Milan Merger Sub, LLC and Rome Merger Sub, Inc., as amended from time to time, (ii) the Amended and Restated Employment Agreement, by and between MWV and you, dated as of January 1, 2008 (the “CIC Agreement”), and (iii) your Waiver Agreement, dated March 3, 2015.
Coincident with the Closing Date (as defined in the BCA), currently assumed to be July 1, 2015, your employment with MWV will terminate without “Cause” (as defined in the CIC Agreement) (the date of such employment termination, the “Termination Date”). Commencing on the Termination Date, you will serve as Non-Executive Chairman of the Board of Directors of WestRock Company.
MWV and RKT acknowledge and agree that, as previously agreed, effective as of the Termination Date, your unvested stock options and performance-based restricted stock units shall vest as set forth on Annex 1 hereto. Your stock options will remain exercisable until the expiration of their full term. Your performance-based restricted stock units will be settled on the earlier of (i) the six-month anniversary of the Termination Date, (ii) the date on which settlement would have otherwise been made had no change in control occurred and (iii) within 90 days of your death.
You are entitled to all other rights and benefits due to you upon your termination of employment including, without limitation, your rights under MWV’s qualified and non-qualified retirement and deferred compensation plans, payable, in each case, in accordance with the terms of such plans. You will be solely responsible for all taxes with respect to any payments or benefits made or provided to you.
Following the Closing Date, in order to facilitate the performance of your duties on behalf of WestRock Company, MWV will provide you with an office at its current headquarters, as well as full administrative support, as you may deem to be necessary and appropriate.
MEADWESTVACO CORPORATION
By: _ /s/ Wendell L. Willkie, II
Name: Wendell L. Willkie, II
Title: Senior Vice President, General Counsel and Secretary

ROCK-TENN COMPANY
By: ____ /s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: General Counsel and Secretary

Agreed and Acknowledged

/s/ John A. Luke Jr.
John A. Luke, Jr.

Annex 1: Equity Statement

Statement Date: June 1, 2015
Termination Date: July 1, 2015

John A. Luke, Jr.

Grant ID	Grant Date	Grant Type	Granted	Grant Price	Vested	Unvested	Outstanding	Treatment Upon Termination
PERFORMANCE-BASED RESTRICTED STOCK UNITS
Upon closing of the merger transaction outstanding awards will convert to WestRock awards (1 MWV = 0.78 WRK)
2813354	2/23/2015	PSU	70,310	N/A	0	70,651.5760	70,651.5760
Upon closing of the merger transaction, outstanding units will be deemed satisfied at the performance level of achievement determined by the MWV Compensation Committee. Unvested PSUs will accelerate upon termination. Outstanding units are payable as described in your letter agreement.

2632128	2/24/2014	PSU	93,620	N/A	0	96,156.3776	96,156.3776
Upon closing of the merger transaction, outstanding units will be deemed satisfied at target level achievement. Unvested PSUs will accelerate upon termination. Outstanding units are payable as described in your letter agreement.

2447254	2/25/2013	PSU	106,000	N/A	0	115,071.2028	115,071.2028
Upon closing of the merger transaction, outstanding units will be deemed satisfied at target level achievement. Unvested PSUs will accelerate upon termination. Outstanding units are payable as described in your letter agreement.

			269,930		0	281,879.1564	281,879.1564

Grant ID	Grant Date	Grant Type	Granted	Grant Price	Vested	Unvested	Outstanding	Treatment Upon Termination
NON-QUALIFIED STOCK OPTIONS

All outstanding stock options will be converted to WestRock options upon closing of the merger transaction with an adjustment to both the number of options (1 MWV = 0.78 WRK) and the grant price (divided by 0.78) which preserves the intrinsic value of the award.

2813313	2/23/2015	NQ	99,700	$54.76	0	99,700	99,700	Unvested stock options accelerate and vest upon retirement/termination. The right to exercise vested options expires February 23, 2025.
2632079	2/24/2014	NQ	146,340	$35.89	48,780	97,560	146,340	Unvested stock options accelerate and vest upon retirement/termination. The right to exercise vested options expires February 24, 2024.
ADJ0002445888	2/25/2013	NQ	164,866	$33.57	109,911	54,955	164,866	Unvested stock options accelerate and vest upon retirement/termination. The right to exercise vested options expires February 25, 2023.
ADJ0002287784	6/25/2012	NQ	299,033	$27.33	199,355	99,678	299,033	Prior to the merger, unvested stock options will vest on June 25, 2015. The right to exercise vested options expires June 25, 2022.
ADJ21246	2/28/2011	NQ	216,013	$25.44	216,013	0	216,013	The right to exercise vested options expires February 28, 2021.
ADJ020938	2/22/2010	NQ	17,315	$20.65	17,315	0	17,315	The right to exercise vested options expires February 22, 2020.
ADJ020937	2/22/2010	NQ	303,791	$20.65	303,791	0	303,791	The right to exercise vested options expires February 22, 2020.
ADJ018878	2/23/2009	NQ	885,538	$7.87	885,538	0	885,538	The right to exercise vested options expires February 23, 2019.
ADJ015000	2/25/2008	NQ	273,973	$23.57	273,973	0	273,973	The right to exercise vested options expires February 25, 2018.
ADJ017952	2/26/2007	NQ	215,378	$27.83	215,378	0	215,378	The right to exercise vested options expires February 26, 2017.
ADJ013302	2/27/2006	NQ	221,981	$24.41	221,981	0	221,981	The right to exercise vested options expires February 27, 2016.
			2,843,928		2,492,035	351,893	2,843,928

RELEASE
In consideration of the severance benefits offered to me by MeadWestvaco Corporation (the “Company”) under the Employment Agreement dated as of January 1, 2008 (the “Agreement”) and other consideration, I on behalf of myself, and on behalf of my heirs, administrators, representatives, successors, and assigns (the “Releasors”), hereby release acquit and forever discharge the Company, all of its past, present and future subsidiaries and affiliates and all of their respective directors, officers, employees, agents, trustees, partners, shareholders, consultants, independent contractors and representatives, all of their respective heirs, successors, and assigns and all persons acting by, through, under or in concert with them (the “Releasees”) from any and all claims, charges, complaints, obligations, promises, agreements, controversies, damages, remedies, demands, actions, causes of action, suits, rights, costs, debts, expenses and liabilities that the Releasors might otherwise have asserted arising out of my employment with the Company and its subsidiaries and affiliates, including the termination of that employment.
However, the Releasors are not releasing any rights under (i) any qualified employee retirement plan, (ii) any claim for compensation and benefits to be provided to me under the Agreement, (iii) any claim for vested benefits or benefits that I am otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Companies at or subsequent to the Date of Termination, (iv) any claim related to my indemnification as an officer, director and employee of the Affiliated Companies under the Company’s Certificate of Incorporation or By-Laws, or (v) any rights or claims that may arise after the date on which I sign this release (the “Release”). Those rights shall survive unaffected by this Release.
I understand that, as a consequence of my signing this Release, I am giving up, any and all rights I might otherwise have with respect to my employment and the termination of that employment including but not limited to rights under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) any and all other federal, state, or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap, or other invidious factor, or retaliation; and (3) any and all theories of contract or tort law related to my employment or termination thereof, whether based on common law or otherwise.
I acknowledge and agree that:
A.    The benefits I am receiving under the Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.
B.    The Company advised me in writing to consult with an attorney prior to signing this Release.
C.    I was given a period of at least forty-five (45) days within which to consider this Release; and
D.    The Company has advised me of my statutory right to revoke my agreement to this Release at anytime within seven (7) days of my signing this Release.

I warrant and represent that my decision to sign this Release was (1) entirely voluntary on my part; (2) not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Agreement and (3) did not result from any threats or other coercive activities to induce my agreement to this Release.
If I exercise my right to revoke this Release within seven (7) days of my execution of this Release, I warrant and represent that I will: (1) notify the Company in writing, in accordance with the attached Agreement, of my revocation of this Release, and (2) simultaneously return in full any consideration received from the Company or any employee benefit plan sponsored by the Company.
The parties agree that this release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended and other laws. In addition, the parties agree that this release shall not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Releasors knowingly and voluntarily waive all rights or claims that arose prior to the date hereof that the Releasors may have against the Releasees to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.
I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.
Name:         John A. Luke, Jr.
(Please Print)
Signature: /s/ John A. Luke Jr.
Date:         6/29/2015